Exhibit 10.2

TARP COMPENSATION AGREEMENT

THIS TARP COMPENSATION AGREEMENT (the “Agreement”) is entered into as of March 15, 2012, by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the undersigned executive of the Company (“Grantee”).

1. TARP Compensation. In light of restrictions on the manner, form and timing of payment of compensation otherwise applicable to Grantee as a result of TARP Requirements (as defined below), the Company and Grantee agree to the following adjustments to Grantee’s compensation:

(a) Cash: The Company will pay to Grantee additional cash compensation (“TARP Cash”), subject to the terms and conditions of this Agreement, for services performed for the Company by Grantee. For 2012, aggregate TARP Cash will be the amount set forth on Schedule A.

(b) Salary Stock: The Company will issue to Grantee shares of “salary stock,” subject to the terms and conditions of this Agreement and the Company’s 2011 Incentive Compensation Plan (“Plan”), for services performed for the Company by Grantee. For 2012, the aggregate amount of such “salary stock” will be the amount set forth on Schedule A, to be paid in the form of shares of the Company’s common stock (“Salary Stock”), which will constitute a “Stock Award” under the Plan, and cash remitted to pay applicable withholding taxes.

Any TARP Cash or Salary Stock for periods after 2012 will be determined by the Committee in its sole discretion. Payment of TARP Cash and Salary Stock will not affect Grantee’s participation in any Company benefit plan for 2012. Notwithstanding the foregoing, Grantee shall not be entitled to participate in the Company’s Corporate Incentive Plan for 2012.

2. Payment. TARP Cash will be paid, and Salary Stock will be issued, from time to time in installments corresponding to the Company’s payroll dates, as in effect from time to time, for the period commencing as soon as practicable after the date hereof through and including December 31, 2012 (each, a “Grant Date”). The number of shares of Salary Stock issuable on each Grant Date (the “Shares”) will be calculated by dividing (a) the Grant Date Amount set forth on Schedule A, net of applicable payroll taxes relating to such Grant Date Amount (which tax amounts will be remitted in cash to the taxing authorities by the Company), by (b) the closing price of the Company’s common stock as of the applicable Grant Date. If any fractional share results from this calculation, the number of Shares issued will be rounded down to the nearest whole number. Shares issued pursuant to this Agreement will be 100% vested upon their Grant Date. Shares awarded pursuant to this Agreement will be issued on the Grant Date or as soon as administratively practicable thereafter in accordance with procedures applicable to equity awards generally.

3. Restrictions on Transfer; Release of Shares.

(a) As a condition to receiving Shares under this Agreement, Grantee hereby agrees that Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the earlier of (i) the third anniversary of the Grant Date of such Shares or (ii)

the dates of Grantee’s death or permanent disability; provided, Grantee may transfer Shares without consideration for estate planning purposes to a trust or limited partnership, in each case controlled by Grantee and for the benefit of Grantee or his family; provided further, that prior to any such transfer, the transferee will deliver a written acknowledgement in form and substance reasonably acceptable to the Company agreeing to be bound by any restriction relating to the Shares set forth herein, in the Plan or in that certain Employment Term Sheet Agreement dated February 6, 2009, between Grantee and the Company (as amended from time to time, the “Term Sheet”).

(b) Subject to the Plan, the restrictions on transfer on the Shares will lapse upon the occurrence of a Change of Control (as defined in the Plan).

(c) In furtherance of the foregoing, Grantee agrees that the Company (or its designated equity plan administrator) will retain custody of the Shares until the date the Shares are no longer subject to the foregoing transfer restrictions. As promptly as practicable after (i) the lapse of the restrictions on transfer set forth in this Agreement and (ii) Grantee’s request, the Company will cause the Shares to be released to Grantee or Grantee’s legal representative.

4. Rights as a Stockholder. Grantee will have the rights of a stockholder with respect to Shares granted hereunder, including the right to vote the Shares and receive any dividends that may be paid thereon; provided, however, that any additional common shares or other securities that Grantee may be entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same terms and conditions as the Shares covered by this Agreement, including Section 3.

5. Termination of Employment. Upon termination of Grantee’s employment for any reason, other than death or permanent disability or following a Change of Control, the Shares that remain subject to the transfer restrictions as of the date of such termination will remain subject to the provisions of Section 3. Grantee’s right to subsequent TARP Cash payments or grants of Shares will immediately terminate upon such the date of such termination of employment, except that Grantee will be entitled to receive the portion of TARP Cash or Shares that was accrued but unpaid as of the date of termination.

6. General Provisions.

(a) Definitions. Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

(b) Nontransferable. Except to the extent permitted by Section 3(a), no rights under this Agreement will be assignable or transferable by Grantee other than by will or by the laws of descent and distribution, the rights and the benefits of this Agreement may be exercised and received during Grantee’s lifetime only by Grantee or Grantee’s legal representative.

(c) No Obligation to Employ. Nothing in this Agreement will confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company, or limit in any way the right of the Company to terminate Grantee’ employment or other relationship at any time, with or without cause, subject to Grantee’s rights set forth in the Term Sheet.

(d) Amendment; Committee Discretion. The Committee may in its sole discretion and without Grantee’s consent, at any time terminate, amend, suspend or modify this Agreement and any such action shall have no consequence with respect to the Term Sheet; provided that, notwithstanding the foregoing, no such action will materially adversely affect Grantee’s rights and obligations under this Agreement with respect to amounts that Grantee has already earned and accrued without Grantee’s prior written consent (or the consent of Grantee’s estate, if such consent is obtained after Grantee’s death). Any amendment of this Agreement will be in writing signed by an authorized officer of the Company. The Committee will have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations will be final, binding and conclusive.

(e) TARP Compliance. The terms and conditions of this Agreement are intended to comply with applicable law and will be subject to and limited by any requirements or limitations that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 as amended from time to time, including as amended by the American Recovery and Reinvestment Act of 2009, and all regulations and guidance promulgated thereunder from time to time (collectively, the “TARP Requirements”). In the event that all or any portion of this Agreement is found to be conflict with the TARP Requirements, then in such event this Agreement will be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this Award will be interpreted and administered accordingly. As a condition of your receiving the TARP Cash and Salary Stock, you acknowledge that (i) this Agreement remains subject to the TARP Requirements, (ii) it is subject to modification in order to comply with TARP Requirements, and (iii) you agree to immediately repay all amounts that may have been paid to you under this Agreement that are later determined to be in conflict with the TARP Requirements.

(f) Other Benefits. TARP Cash and Salary Stock will not be taken into account as “base salary,” “bonus” or otherwise in determining the amount of any base salary- or bonus-based benefit or right to which Grantee may be entitled under any Company plan or program in which Grantee participates or any agreement to which Grantee is a party.

(g) Entire Agreement. The Shares are granted pursuant to this Agreement and the Plan, which is incorporated herein by reference. This Agreement (including Schedule A), the Plan and such other documents as may be executed in connection with this Agreement constitute the entire agreement and understand of the parties hereto with respect to the subject matter hereof, and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee or the Company arising out of or in connection with the construction, administration, interpretation or effect of this Agreement will lie within its sole and absolute discretion, and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

(h) Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee will be in writing and addressed to Grantee’s address indicated in Grantee’s employment file.

(i) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

(j) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Illinois applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(k) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which taken together will be considered one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY: PrivateBancorp, Inc. By: /s/ Larry D. Richman Name: Larry D. Richman President and Chief Executive Officer	GRANTEE: By: /s/ Kevin M. Killips Name: Kevin M. Killips

SCHEDULE A

Grantee	Kevin M. Killips

TARP Cash	$275,000

Salary Stock	$275,000

Grant Date Amount	$13,750, assuming 20 semi-monthly pay periods

Grant Date	Each payroll date from and after March 15, 2012, through and including December 31, 2012

A-1